Exhibit 5.1

PROSKAUER ROSE LLP

May 12, 2010

Comtech Telecommunications Corp.
68 South Service Road
Melville, New York 11747

Ladies and Gentlemen:

We are acting as counsel to Comtech Telecommunications Corp., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of 3,225,000 shares of common stock, par value $0.10 per share, of the Company (the “Shares”). The Shares are issuable under the Comtech Telecommunications Corp. 2000 Stock Incentive Plan, Amended and Restated Effective as of October 18, 2009 (incorporating amendments effective on or before November 9, 2009) (the “Plan”).

We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have assumed, without investigation, the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, when and to the extent issued in accordance with the terms of the Plan, including payment of the applicable exercise price therefor, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP